Filed Pursuant to Rule 433
Registration No. 333-144194

Dated February 7, 2008

MBIA Inc.

Issuer	MBIA Inc.

Shares issued	82,304,527 shares of common stock

Over-allotment (Greenshoe)	12,345,679 shares of common stock within a period of 30-days

Price per share	$12.15 per common share

Pricing date	February 7, 2008

Closing date	February 13, 2008

The issuer has filed an automatic shelf registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov; or from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Distribution & Support Service Northeast Statement Processing, Phone: 718-242-8002; or from Lehman Brothers Inc., c/o Broadridge Integrated Distribution Services, Inc., 1155 Long Island Avenue, Englewood, NY 11717, or by faxing requests to 631-254-7140 or via email at qiana.smith@broadridge.com.